EXHIBIT 23.03

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
FNB Financial Services Corporation:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of FNB Financial Services Corporation of our reports dated March 21, 2006 relating to the consolidated financial statements as of December 31, 2005 and 2004 and for the years then ended, of FNB Financial Services Corporation and subsidiary and management’s assessment of the effectiveness of internal control over financial reporting, and our opinion on the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the Annual Report on Form 10-K of FNB Financial Services Corporation for the year ended December 31, 2005.

 /s/ Dixon Hughes PLLC

Charlotte, North Carolina

September 22, 2006